Exhibit 5.1

Dentons Durham Jones Pinegar P.C. 192 East 200 North, Third Floor St. George, Utah 84770 United States dentons.com
April 20, 2023

Alphatec Holdings, Inc. 1950 Camino Vida Roble Carlsbad, CA 92008

Re:	Securities Registered under Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-271336) (as amended or supplemented, the “Registration Statement”) filed on April 19, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement filed pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”), dated April 19, 2023 (the “Prospectus Supplement”), under which up to 4,285,715 shares (the “Shares”) of Company common stock, par value $0.0001 per share, are being sold by the Company pursuant to the Underwriting Agreement, dated April 19, 2023, between the Company and the underwriter named therein.

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s amended and restated certificate of incorporation, (ii) the Company’s restated bylaws, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware (excluding local laws) and the federal law of the United States of America.

Alphatec Holdings, Inc. April 20, 2023 Page 2	dentons.com

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons Durham Jones Pinegar P.C.